Exhibit 99.1

Intrepid Announces Management Changes

DENVER; October 16, 2019 - Intrepid Potash Inc. (NYSE: IPI) announced today that Joseph Montoya, current Vice President and Chief Accounting Officer, will be resigning from Intrepid effective November 9, 2019, to pursue another career opportunity. Intrepid also announced the appointment of Matt Preston to Vice President of Finance, effective November 10, 2019. Mr. Preston will serve as Intrepid’s principal financial officer and principal accounting officer, roles that Mr. Montoya currently occupies. Mr. Preston currently serves as Intrepid’s Director of Budget and Forecast, while also leading its investor relations function.

“Since joining Intrepid soon after our IPO in 2008, Matt has assumed successively senior roles on our finance and accounting team,” said Bob Jornayvaz, Intrepid’s Executive Chairman, President and CEO. “Throughout Matt’s tenure over the last 11 years, he has worked very closely with our senior operations and sales staffs, which makes him uniquely qualified for this role. Matt’s most recent role serving as the lead of our financial planning and analysis team and our investor relations function, and his comprehensive knowledge of the day-to-day operations at all our facilities and our long-term strategic plans, have prepared him for success as our new VP of Finance. We thank Joseph for his work at Intrepid and wish him the best of luck in his new opportunity.”

About Intrepid

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed, and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield services.

Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid’s mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts or RSS feeds for new postings.

Contact:

Matt Preston, Investor Relations

Phone:  303-996-3048

Email: matt.preston@intrepidpotash.com